EXHIBIT 23

ACCOUNTANTS’ CONSENT

The Board of Directors
First National Bancshares, Inc.
Bradenton, Florida

We consent to the use of our report dated January 18, 2002 relating to the consolidated balance sheets as of December 31, 2001 and 2000 and the related consolidated statements of earnings, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2001 of First National Bancshares, Inc., in the Annual Report for 2001 on Form 10-K of First National Bancshares, Inc.

CHRISTOPHER, SMITH, LEONARD, BRISTOW, STANELL & WELLS, P.A.

February 28, 2002